Province of Manitoba Steady. Balanced. Building Manitoba’s Future 2009/10 Quarterly Financial Report April to September 2009 CONTENTS Introduction Quarterly Financial Results
INTRODUCTION
Budget 2009 provided the financial overview of the Government Reporting Entity (GRE), which includes core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges. Manitoba’s summary budget aligns with the accounting standards set by the Public Sector Accounting Board and fully reflects Generally Accepted Accounting Principles (GAAP). A summary budget presents a more complete picture of how the provincial government and its other reporting entities operate as a whole and what the total cost is of providing services and programs to people in Manitoba.
The financial information in this quarterly report is presented in the same format as the budget. This allows for a smooth transition of quarterly financial reporting to a summary basis and, as recommended by the Office of the Auditor General, to be consistent with GAAP. The full transition is targeted to be complete by the end of this fiscal year.
The second quarter financial report presents information on the GRE for the six months ending September 30, 2009. The report also contains an updated financial forecast for the GRE for the current fiscal year.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009
SUMMARY NET INCOME
As prescribed under The Balanced Budget, Fiscal Management and Taxpayer Accountability Act, the projected balance for the end of the fiscal year is $221 million based on the four year average of summary net results.
At the end of the second quarter, core government revenue is projected to be $137 million lower than budget. Corporate income tax is forecast to be $93 million below budget while federal transfers are $83 million lower, primarily due to timing of infrastructure projects. These variances are partially offset by increases in personal income tax — $40 million, corporation capital tax — $10 million and tobacco tax — $5 million.
In addition, projections from other entities in the GRE result in a net decrease of $126 million from budget, primarily due to Manitoba Hydro profits that are forecast to be $145 million lower than budget.
Current core government expenditure forecasts include an unanticipated $150 million related to planning and mitigation for the H1N1 flu — $109 million and for 2009 spring flooding — $41 million.
Other core government pressures of $227 million to maintain vital services include healthcare — $82 million; child welfare — $37 million; services for persons with disabilities — $32 million; public safety and corrections — $23 million; and employment and income assistance — $17 million. In-year expenditure management initiatives continue to be in effect.
For fiscal year 2009/10 the forecast of summary net income is a loss of $592 million.
Projection of Summary Net Income
 For the Fiscal Year Ending March 31, 2010
 UNAUDITED

	2009/10 Second Quarter Forecast			2009/10 Budget
		Consolidation			Consolidation
		Impacts and			Impacts and
	Core	Other Reporting		Core	Other Reporting		Summary
(Millions of Dollars)	Government	Entities	Summary	Government	Entities	Summary	Variance
Revenue	9,997	2,600	12,597	10,134	2,596	12,730	(133)
Expenditure	10,599	2,590	13,189	10,222	2,460	12,682	507

Net Result for the Year	(602)	10	(592)	(88)	136	48	(640)

Transfer to Debt Retirement Account	(20)	20	—	(20)	20	—	—
Transfer from/(to) Fiscal Stabilization Account	110	(110)		110	(110)	—	—

Net Income/(Loss)	(512)	(80)	(592)	2	46	48	(640)

Projected Balance for 2009/10 — $221 million (as per balanced budget legislation)

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009
QUARTERLY FINANCIAL RESULTS
The unaudited net result of revenues exceeding expenditures for the first six months of the fiscal year is $236 million or $108 million better than estimated. Second quarter revenue was $8 million lower than projected, offset by expenditures being $116 million lower than estimated.
For government business enterprises (GBEs), revenue is $122 million lower based on mid-year results primarily reflecting lower net income for Manitoba Hydro. As well, federal transfers were $18 million lower due to timing of infrastructure projects at the end of the second quarter. Partially offsetting these decreases is corporation capital and tobacco taxes exceeding the estimate by $34 million and a timing variance in revenue received by other reporting entities such as post secondary institutions.
Expenditure variances are primarily the result of timing of payments.
Government Reporting Entity Operating Statement
 UNAUDITED

	Year-to-Date to September 30
	2009/10
($000s)	Actual	Estimated	Variance
Revenue
Income Taxes	1,296,547	1,297,655	(1,108)
Other Taxes	1,560,444	1,526,649	33,795
Fees and Other Revenue	899,847	815,707	84,140
Federal Transfers	1,982,494	2,000,878	(18,384)
Net Income of Government Business Enterprises	247,949	369,738	(121,789)
Sinking Funds and Other Earnings	132,379	116,900	15,479

Total Revenue	6,119,660	6,127,527	(7,867)

Expenditure
Health and Healthy Living	2,395,821	2,268,390	127,431
Education	1,308,099	1,490,058	(181,959)
Family Services and Consumer Affairs	694,381	717,591	(23,210)
Community, Economic and Resource Development	675,757	696,628	(20,871)
Justice and Other Expenditures	411,119	448,488	(37,369)
Year-end Lapse	—	—	—
Debt Servicing Costs	378,562	358,267	20,295

Total Expenditure	5,863,739	5,979,422	(115,683)

Net Result	255,921	148,105	107,816

Transfer to Debt Retirement Account	(20,000)	(20,000)	—
Transfer from Fiscal Stabilization Account	—	—	—

Net Income (Loss)	235,921	128,105	107,816

Core government revenue and expenditure details are provided in Appendix I and II on pages 7 and 8.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009
Infrastructure and Capital Asset Renewal
Expenditures for infrastructure and capital asset renewal in 2009/10 are forecast to be $1.4 billion. Investing in tangible capital assets is key to providing vital services, as well as providing the infrastructure for economic and community development, into the future.
Current projections include investments for upgrading Manitoba’s roads and highways, wastewater treatment plants, expanding health facilities across the province, building and restoring social housing, modernizing our post-secondary institutions and new public schools as well as improvements and renewal of existing facilities. As outlined in Budget 2009, the plan to accelerate capital spending in the short term is being supported by federal economic stimulus funding.
As borrowings may be used to finance capital related projects, net debt may grow in absolute terms from time to time as needed investments in capital assets — like the Red River Floodway, highway infrastructure and economic stimulus investments — are made. It is therefore important to measure change in net debt against the growth of the economy. As a result of the decision to invest in infrastructure projects to create jobs and stimulate the economy, an increase in the net debt to GDP ratio was forecast in Budget 2009. For fiscal year 2009/10, summary net debt to GDP is currently forecast to be 25.2%.
At the end of the second quarter $285 million in core government capital investments have been made, with a projection of $691 million invested by fiscal year-end.
Core government capital investment details are provided in Appendix III on page 9.
SPECIAL ACCOUNTS
Fiscal Stabilization
The budgeted draw of $110 million includes funds advanced by the Government of Canada for health programming of $47 million and $13 million for requirements related to ecoTrust funds. Updated information on the total amount of the draw will be provided in the third quarter financial report.
Debt Retirement
The 2009 Budget provided for a $20 million contribution to debt retirement. An allocation committee will determine the share of those funds directed to the pension liability or general purpose debt.
Pension Assets
Last year the Province changed the trust conditions of the funds held in the Pension Asset Fund to clarify that these funds are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are classified as pension assets and will be accounted for and reported in keeping with GAAP for senior governments.
The fund balance is projected to increase in 2009/10 as a result of the allocation from the Debt Retirement Account, the government’s plan to continue addressing the unfunded liability for the Civil Service Superannuation Fund and net investment earnings.
Net investment earnings include the expected rate of return during the year and adjustments to market related value. Under GAAP, market fluctuations of pension assets are not recorded in the year in which they occur but are recognized over the employee average remaining service life (EARSL).

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009
PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
The original estimate of borrowing requirements identified in the 2009 Budget was $3.3 billion including refinancing of maturing debt, the funding of the Civil Service Superannuation Plan (CSSP), funding for Manitoba Hydro, capital investments, Health’s capital programs and new self sustaining requirements. This has been revised to $3.5 billion as at September 30, 2009 to reflect issues being called prior to maturity.
For the period April 1, 2009 to September 30, 2009, $98.2 million was raised through the issue of Builder Bonds and $1.46 billion was raised in the public market.
The total outstanding borrowings, guarantees and obligations reflect the province’s gross borrowing obligations, but it does not take into consideration liquid assets available to pay down those obligations. While the total of outstanding provincial borrowings fluctuates during the fiscal year as a result of the timing of borrowing activities of the province, the year end forecast remains unchanged from that stated in the budget, as shown in the table on the following page.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009
Provincial Borrowings, Guarantees and Obligations

	2009/10 Forecast		March 31, 2009
Provincial Borrowings, Guarantees and Obligations	$ millions	$ Per Capita*	$ millions	$ Per Capita*
General Government Programs	6,305	5,160	6,321	5,198
Manitoba Hydro	8,384	6,861	8,234	6,771
Other Crown Organizations	1,451	1,187	1,164	957
Health Facilities	1,054	863	831	683
Federal Government[1]	69	56	88	72
Capital Investments	1,861	1,523	1,411	1,160

Subtotal	19,124	15,650	18,049	14,841
General Government Programs — Pensions[2]	2,180	1,784	1,850	1,521

Subtotal[3]	21,304	17,434	19,899	16,362

Other Obligations
Pension Liability	4,758		4,640
Pension Asset Fund	(2,966)		(2,637)

Net Pension Liability	1,792		2,003
Debt incurred for and repayable by the Manitoba Hydro Electric Board and Manitoba Lotteries Corporation	(8,154)		(8,008)
Education and Health Debt held by Government Enterprises	404		406
Other Debt of Crown Organizations	260		278

Subtotal	(5,698)		(5,321)

Total Provincial Borrowings, Guarantees and Obligations	15,606		14,578

Adjustments to arrive at Summary Net Debt
Guarantees	(402)		(402)
Net Financial Assets	(2,421)		(2,678)

Summary Net Debt[4]	12,783	10,461	11,498	9,455

Summary Net Debt as a percentage of GDP	25.2%		21.1%
Notes: Provincial Borrowings, Guarantees and Obligations
1.	Amounts owed relating to federal accounting errors in prior years. See Note 10, page 95 of the 2008/09 Public Accounts for additional information.
2.	In 2008/09, the Government allocated $350 million to the Civil Service Superannuation Plan, an additional $330 million to address pension obligations for the civil service will be allocated in 2009/10.
3.	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at September 30, 2009 total provincial borrowings and guarantees were payable 89% in Canadian dollars and 11% in U.S. dollars. Of this total, General Government Programs borrowings and Other Crown Organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings were payable 69% in Canadian dollars (64% at March 31, 2009) and 31% in U.S. dollars (36% at March 31, 2009) which is fully hedged by U.S. dollar revenue.
4.	No projection for other comprehensive income has been included in the 2009/10 forecast at this time.
*	The 2009/10 Forecast Per Capita data is based upon population figures at July 1, 2009, and the March 31, 2009 Per Capita data is based upon population figures at April 1, 2009 as reported by Statistics Canada.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009

2009/10 Core Government Revenue by Source	Appendix I
UNAUDITED

	Year-to-Date to September 30				Full Year
	2009/10			2008/09	2009/10			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	2008/09
Income taxes
Individual Income Tax	1,158,199	1,158,052	147	1,135,894	2,382,500	2,342,700	39,800	2,455,117
Corporation Income Tax	138,348	139,603	(1,255)	154,900	253,900	346,600	(92,700)	386,131

Subtotal: Income Taxes	1,296,547	1,297,655	(1,108)	1,290,794	2,636,400	2,689,300	(52,900)	2,841,248

Other Taxes
Corporation Capital Tax	91,565	85,273	6,292	109,533	145,000	135,000	10,000	167,816
Gasoline Tax	58,683	56,241	2,442	57,228	130,000	130,000	—	136,063
Insurance Corporations Tax	34,223	33,603	620	32,221	69,500	69,500	—	67,682
Land Transfer Tax	30,175	30,461	(286)	30,059	47,900	46,400	1,500	49,519
Levy for Health and Education	146,113	146,856	(743)	143,351	358,600	358,600	—	357,501
Mining Tax	—	—	—	83,170	10,000	10,000	—	45,927
Motive Fuel Tax	35,510	35,713	(203)	38,504	90,500	90,500	—	92,716
Retail Sales Tax	661,162	660,499	663	654,842	1,594,700	1,594,700	—	1,569,334
Tobacco Tax	93,693	87,058	6,635	82,444	199,000	194,000	5,000	189,633
Other Taxes	4,707	4,226	481	8,104	9,310	8,876	434	14,382

Subtotal: Other Taxes	1,155,831	1,139,930	15,901	1,239,456	2,654,510	2,637,576	16,934	2,690,573

Fees and Other Revenue
Fines and Costs and Other Legal	21,716	22,934	(1,218)	24,217	42,468	51,848	(9,380)	46,871
Minerals and Petroleum	10,841	7,049	3,792	13,325	14,595	9,594	5,001	19,970
Automobile and Motor Carrier Licences and Fees	66,328	59,925	6,403	57,616	118,026	118,025	1	113,077
Parks: Forestry and Other Conservation	12,764	11,485	1,279	15,664	33,820	33,973	(153)	29,654
Water Power Rentals	56,226	55,508	718	58,206	112,030	118,502	(6,472)	115,660
Service Fees and Other Miscellaneous Charges	45,792	44,025	1,767	44,314	121,228	121,718	(490)	134,197
Revenue Sharing from SOAs	11,940	12,440	(500)	10,523	23,880	23,880	—	20,995

Subtotal: Fees and Other Revenue	225,607	213,366	12,241	223,865	466,047	477,540	(11,493)	480,424

Federal Transfers
Equalization	1,031,698	1,031,698	—	1,031,697	2,063,400	2,063,400	—	2,063,394
Canada Health Transfer (CHT)	451,662	451,662	—	422,892	897,400	903,300	(5,900)	875,409
Canada Social Transfer (CST)	196,170	196,170	—	189,019	392,200	392,300	(100)	387,531
Health Funds	—	—	—	—	15,038	13,976	1,062	4,229
Infrastructure Renewal	—	—	—	—	72,824	135,150	(62,326)	50,000
Manitoba Floodway Expansion	3,490	28,000	(24,510)	10,377	38,200	77,967	(39,767)	55,085
Shared Cost and Other Transfers	88,526	91,363	(2,837)	95,083	220,056	195,607	24,449	188,348

Subtotal: Federal Transfers	1,771,546	1,798,893	(27,347)	1,749,068	3,699,118	3,781,700	(82,582)	3,623,996

Net Income of Government
Business Enterprises (GBEs)
Manitoba Liquor Control Commission	78,200	80,100	(1,900)	76,000	236,200	236,200	—	229,164
Manitoba Lotteries Corporation	155,800	155,800	—	150,600	305,000	311,600	(6,600)	304,780

Subtotal: Net Income of GBEs	234,000	235,900	(1,900)	226,600	541,200	547,800	(6,600)	533,944

Total Revenue	4,683,531	4,685,744	(2,213)	4,729,783	9,997,275	10,133,916	(136,641)	10,170,185

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009

2009/10 Core Government Expenditure by Sector/Department	Appendix II
UNAUDITED

	Year-to-Date to September 30				Full Year
	2009/10			2008/09	2009/10			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget[1]	Variance	2008/09
Health and Healthy Living
Health	2,188,851	2,088,635	100,216	2,044,317	4,483,018	4,400,709	82,309	4,268,413
Healthy Living, Youth and Seniors	21,869	22,024	(155)	20,832	40,023	40,286	(263)	39,015

Total Health and Healthy Living	2,210,720	2,110,659	100,061	2,065,149	4,523,041	4,440,995	82,046	4,307,428

Education
Advanced Education and Literacy	315,786	321,845	(6,059)	297,472	611,617	610,096	1,521	577,475
Education	766,533	785,559	(19,026)	736,476	1,468,112	1,467,194	918	1,392,701

Total Education	1,082,319	1,107,404	(25,085)	1,033,948	2,079,729	2,077,290	2,439	1,970,176

Family Services and Consumer Affairs	620,769	627,409	(6,640)	568,641	1,316,723	1,223,306	93,417	1,178,145

Community, Economic and Resource Development
Aboriginal and Northern Affairs	20,148	21,059	(911)	17,791	38,104	38,374	(270)	41,446
Agriculture, Food and Rural Initiatives	52,771	61,382	(8,611)	51,952	228,764	227,934	830	225,726
Conservation	73,944	74,561	(617)	70,200	136,100	136,100	—	134,503
Entrepreneurship, Training and Trade	53,828	64,415	(10,587)	50,491	153,839	155,014	(1,175)	131,902
Housing and Community Development	23,293	23,480	(187)	18,973	59,510	58,232	1,278	61,504
Infrastructure and Transportation	249,397	267,733	(18,336)	238,294	611,310	603,950	7,360	530,384
Innovation, Energy and Mines	38,378	39,780	(1,402)	41,534	78,367	79,605	(1,238)	79,008
Local Government	133,431	134,955	(1,524)	145,634	227,998	230,250	(2,252)	330,437
Water Stewardship	15,346	17,031	(1,685)	14,153	34,393	34,807	(414)	32,342

Total Community, Economic and Resource Development	660,536	704,396	(43,860)	649,022	1,568,385	1,564,266	4,119	1,567,252

Justice and Other Expenditures
Legislative Assembly	17,228	18,859	(1,631)	15,523	38,446	37,003	1,443	33,071
Executive Council	1,976	1,840	136	1,810	3,775	4,016	(241)	3,586
Civil Service Commission	3,393	3,545	(152)	2,996	6,764	6,834	(70)	6,128
Culture, Heritage and Tourism	37,505	36,587	918	37,977	69,719	68,415	1,304	77,703
Employee Pensions and Other Costs	(3,219)	(2,554)	(665)	9,570	15,124	15,124	—	54,356
Finance	63,241	64,047	(806)	64,183	89,873	91,023	(1,150)	96,033
Justice	147,883	172,238	(24,355)	154,309	414,355	391,253	23,102	373,619
Labour and Immigration	23,771	20,244	3,527	21,878	59,455	59,570	(115)	54,374
Sport	8,686	5,769	2,917	5,782	11,899	11,933	(34)	12,161
Enabling Appropriations	1,367	1,979	(612)	1,117	16,267	16,267	—	3,392
Other Appropriations	20,719	37,365	(16,646)	23,255	180,782	29,471	151,311	42,900

Total Justice and Other Expenditures	322,550	359,919	(37,369)	338,400	906,459	730,909	175,550	757,323

Less: Year-End Lapse[2]	—	—	—	—	(45,000)	(65,000)	20,000	-
Debt Servicing Costs	102,903	100,108	2,795	141,701	250,150	250,150	-	233,001

Total Expenditure	4,999,797	5,009,895	(10,098)	4,796,861	10,599,487	10,221,916	377,571	10,013,325
Subtract: Total Expenditure Estimates(above) from Total Revenue Estimate (Appendix I)	4,683,531	4,685,744	(2,213)	4,729,783	9,997,275	10,133,916	(136,641)	10,170,185

Net Result for the Year (before transfers)	(316,266)	(324,151)	7,885	(67,078)	(602,212)	(88,000)	(514,212)	156,860

Transfer to Debt Retirement	—	—	—	—	(20,000)	(20,000)	—	(110,495)
Transfer from / (to) Fiscal Stabilization	—	—	—	—	110,000	110,000	—	(46,365)

Net Result for the Year	(316,266)	(324,151)	7,885	(67,078)	(512,212)	2,000	(514,212)	—

1.	Budget figures are adjusted to include Enabling Appropriations
2.	Year-End Lapse includes an amount for Expenditure Management Initiatives implemented during the year.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2009

2009/10 Core Government Capital Investment	Appendix III
UNAUDITED

	Year-to-Date to September 30				Full Year
	2009/10			2008/09	2009/10			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	2008/09
General Assets
Government Services Capital Projects	19,057	29,220	(10,163)	39,754	111,484	125,000	(13,516)	86,979
Transportation Equipment and Aircraft	6,687	14,443	(7,756)	1,227	28,037	32,037	(4,000)	16,067
Information Technology Projects	4,115	4,834	(719)	1,940	29,081	24,930	4,151	12,579
Other Equipment and Buildings	291	939	(648)	64	4,695	4,847	(152)	3,736

	30,150	49,436	(19,286)	42,985	173,297	186,814	(13,517)	119,361

Infrastructure Assets
Provincial Roads, Highways and Airport Infrastructure	225,068	230,630	(5,562)	101,860	366,725	366,725	—	212,414
Manitoba Floodway Expansion	21,904	55,000	(33,096)	44,580	125,000	172,846	(47,846)	123,764
Water Control Infrastructure	3,640	3,759	(119)	1,407	10,600	10,600	—	7,207
Parks, Cottage and Camping Projects	3,921	4,973	(1,052)	672	15,451	16,757	(1,306)	7,138

	254,533	294,362	(39,829)	148,519	517,776	566,928	(49,152)	350,523

Total Capital Investment	284,683	343,798	(59,115)	191,504	691,073	753,742	(62,669)	469,884